                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                       Galileo Electro-Optics Corporation
                (Name of Registrant as Specified In Its Charter)

                       Galileo Electro-Optics Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                       GALILEO ELECTRO-OPTICS CORPORATION

                                  GALILEO PARK
                                  P.O. BOX 550
                        STURBRIDGE, MASSACHUSETTS 01566
                            TELEPHONE (508) 347-9191

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 19, 1996

     The Annual Meeting of Shareholders of Galileo Electro-Optics Corporation will be held at the Publick House, Sturbridge, Massachusetts at 10:00 a.m. on Friday, January 19, 1996 for the following purposes:

          1.  To elect five directors of the Company.

          2.  To approve the 1996 Director Stock Option Plan.

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on November 21, 1995 will be entitled to vote at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                            By Order of the Board of Directors,


                                            Josef W. Rokus
                                            Secretary

December 11, 1995

                       GALILEO ELECTRO-OPTICS CORPORATION
                                  GALILEO PARK
                                  P.O. BOX 550
                        STURBRIDGE, MASSACHUSETTS 01566
                            TELEPHONE (508) 347-9191

                            ------------------------

                                PROXY STATEMENT

       FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 19, 1996

                            ------------------------

                              GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Galileo Electro-Optics Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on January 19, 1996 at the Publick House, Sturbridge, Massachusetts at 10:00 a.m. and at any adjournments thereof. The Company will bear the cost of this solicitation of proxies, including, upon request, reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, employees of the Company may devote part of their time to the solicitation of proxies by telephone, facsimile or in person, but no additional compensation will be paid to them.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors and for approval of the proposed 1996 Director Stock Option Plan.

     On November 21, 1995, the Company had outstanding 6,491,932 shares of Common Stock, $.01 par value (the "Common Stock"), which is its only outstanding class of voting stock. Only shareholders of record at the close of business on November 21, 1995 will be entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. A majority in interest of the outstanding Common Stock represented at the meeting in person or by proxy constitutes a quorum for the transaction of business. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

     The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is December 11, 1995.

                                SHARE OWNERSHIP

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of November 21, 1995 by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the directors and nominees for election as directors of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table, and
(iv) all executive officers and directors of the Company as a group:

                                                                        SHARES OF COMMON
                                                                              STOCK
                                                                      BENEFICIALLY OWNED(1)
                                                                     -----------------------
       BENEFICIAL OWNER                                              SHARES          PERCENT
       ----------------                                              ------          -------
     The TCW Group, Inc...........................................   421,000(2)        6.5%
       865 South Figueroa Street
       Los Angeles, California 90017

     Dimensional Fund Advisors, Inc...............................   381,000(2)        5.9%
       1299 Ocean Avenue
       Santa Monica, California 90401

     William T. Burgin............................................   134,551(3)        2.1%

     Allen E. Busching............................................     5,500(4)          *

     Kenneth W. Draeger...........................................     2,500(5)          *

     William T. Hanley............................................    66,278(6)        1.0%

     Robert D. Happ...............................................     1,000             *

     Josef W. Rokus...............................................    31,671(7)          *

     David W. Skiles..............................................     7,500(8)          *

     All executive officers and directors as a group (7
       persons)...................................................   249,000(9)        3.8%

---------------
  * Indicates less than 1%

(1) Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares listed in the table.

(2) Based on information provided by the beneficial owner.

(3) Includes 109,552 shares held by The Bessemer Venture Partnerships. Mr. Burgin may be deemed to beneficially own these shares since he is a general partner of The Deer & Co. Partnerships which are the sole general partners of The Bessemer Venture Partnerships. Also includes 10,000 shares subject to options granted to Mr. Burgin under the 1989 Director Stock Option Plan.

(4) Includes 5,000 shares subject to options granted to Mr. Busching under the 1989 Director Stock Option Plan.

(5) All shares held by Mr. Draeger are subject to options granted to Mr. Draeger under the 1989 Director Stock Option Plan.

(6) Includes 45,278 shares subject to options granted to Mr. Hanley under the 1981 Employee Stock Option Plan.

(7) Includes 25,000 shares subject to options granted to Mr. Rokus under the 1981 Employee Stock Option Plan and 1,871 shares held under the Employee Stock Purchase Plan.

(8) All shares held by Mr. Skiles are subject to options granted to Mr. Skiles under the 1991 Employee Stock Option Plan.

(9) Includes 95,278 shares subject to options granted to officers and directors under the 1981 Employee Stock Option Plan, the 1991 Employee Stock Option Plan and the 1989 Director Stock Option Plan.

     The Company's executive officers and directors and persons who own beneficially more than 10% of the Company's Common Stock are required under
Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

     Based solely on a review of the copies of reports furnished to the Company and written representations of the Company's executive officers and directors that no other reports were required, the Company believes that during the fiscal year ended September 30, 1995 the executive officers and directors of the Company and all persons who beneficially owned more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at five for the coming year. The persons named below have been nominated by the Board of Directors for election at the Annual Meeting as directors of the Company to serve until the next Annual Meeting and until their respective successors are duly elected and qualified. Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the Annual Meeting. Unless otherwise directed, the persons named in the proxy intend to vote for the election of these nominees, all of whom are members of the present Board of Directors. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

     Under the Company's by-laws, the affirmative vote of the holders of a majority of the Common Stock represented at the meeting in person or by proxy will be required to elect directors. Abstentions have the effect of negative votes.

                                       BUSINESS EXPERIENCE DURING PAST FIVE             DIRECTOR
        NAME AND AGE                       YEARS AND OTHER DIRECTORSHIPS                 SINCE
        ------------                   ------------------------------------             --------
William T. Burgin...........  General Partner of The Deer & Co. Partnerships which        1979
     52                       are the sole general partners of The Bessemer Venture
                              Partnerships, venture capital limited partnerships. Mr.
                              Burgin is also a director of James River Corp., a
                              manufacturer of paper products.

Allen E. Busching...........  Principal of B&B Capital, a venture capital firm.           1989
     63                       Previously Chairman, President and Chief Executive
                              Officer of Lambda Electronics, Inc., formerly Veeco
                              Instruments, Inc., an electronics company acquired by
                              Unitech plc, a worldwide electronics firm with which
                              Mr. Busching served as Managing Director. Mr. Busching
                              is also a director of North Shore University Hospital,
                              Manhasset, NY.

Kenneth W. Draeger..........  President and Chief Executive Officer, DecisionOne          1993
     55                       Corp., formerly Decision Servcom, Inc., formerly
                              Decision Data Service, Inc., a computer maintenance
                              company. Previously President of Agfa Compugraphic, a
                              manufacturer of equipment for the printing industry.

William T. Hanley...........  President and Chief Executive Officer of the Company.       1984
     48                       Mr. Hanley is also a director of Incom, Inc., a
                              manufacturer of fiberoptic products.

Robert D. Happ..............  Retired. Previously a managing partner of KPMG Peat         1995
     55                       Marwick LLP, a public accounting firm, from which he
                              retired in 1994. Mr. Happ is also a director of CAI
                              Wireless Systems, Inc., an owner and operator of
                              wireless cable TV systems.

     The Board of Directors held seven meetings during the fiscal year ended September 30, 1995. Each director attended at least 75% of all meetings of the Board and all meetings of committees of the Board on which he served held during the last fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Audit Committee of the Board of Directors but did not have Compensation or Nominating Committees for fiscal year 1995. At its November 10, 1995 meeting, the Board of Directors established a Compensation Committee consisting of the four nonemployee directors.

     The Audit Committee, consisting of all of the directors except Mr. Hanley, held two meetings during the fiscal year ended September 30, 1995. The Audit Committee meets periodically with management and the Company's independent certified public accountants to discuss their evaluation of internal accounting controls, the quality of financial reporting and related matters. The independent auditors have free access to the Audit Committee, without the presence of management, to discuss the results of their audits. The Board of Directors, upon the Committee's recommendation, approves the extent of non-audit services provided by the independent auditors, giving due consideration to the impact of such services on their independence.

DIRECTOR COMPENSATION

     DIRECTOR FEES. During fiscal year 1995, the compensation of Board members (other than full-time employees of the Company) was set at $10,000 per year plus $1,500 per meeting attended ($250 for meetings attended by conference telephone). Members of the committees of the Board of Directors receive $1,000 to attend each committee meeting not held on the same day as a Board of Directors meeting.

     1989 DIRECTOR STOCK OPTION PLAN. Under the Company's 1989 Director Stock Option Plan (the "1989 Plan") each nonemployee director as of March 15, 1989 was granted nonstatutory options to purchase 10,000 shares of the Company's Common Stock, 5,000 of which became exercisable immediately and 1,250 of which became exercisable on each of the next four anniversaries of the date of grant. Options to purchase 5,000 shares of Common Stock are granted automatically to each new nonemployee director on the date of the director's first election, with 25 percent of the shares becoming exercisable on each of the next four anniversaries of the date of grant. The 1989 Plan provides that outstanding options would become immediately exercisable upon the death or disability of the optionee or upon a change in control of the Company, as defined in the 1989 Plan. The option exercise price is the fair market value of the Common Stock on the date of grant. No option may be exercised more than one year after the date of the optionee's termination as a director for any reason. An amendment and restatement of the 1989 Plan is proposed for approval at the Annual Meeting. See "1996 Director Stock Option Plan" below.

     Pursuant to the 1989 Plan, the Company's directors have been granted options to purchase the following number of shares at the indicated prices per share:
                                                            NUMBER OF           PRICE
                NAME                                         SHARES           PER SHARE
                ----                                        ---------         ---------
          William T. Burgin..............................     10,000           $ 9.00
          Allen E. Busching..............................      5,000             8.50
          Kenneth W. Draeger.............................      5,000             5.25
          Robert D. Happ.................................      5,000             8.1875

     INDEMNIFICATION AGREEMENTS. The Company has entered into Indemnification Agreements with each director who is not an officer of the Company providing for indemnification by the Company for liabilities and expenses incurred by reason of service to or at the request of the Company in connection with any threatened or pending legal proceeding. The Indemnification Agreements, among other things, provide procedures and remedies applicable to the determination of the right to indemnification, particularly in the event of a change in control of the Company, as defined.

                             EXECUTIVE COMPENSATION

     The Board of Directors Report on Executive Compensation set forth below describes the Company's compensation policies applicable to executive officers and the Board's basis for Mr. Hanley's compensation as Chief Executive Officer for the fiscal year ended September 30, 1995.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The Company's Board of Directors determines the compensation of all executive officers of the Company. The Plan Administrative Committee of the Board administers the Company's 1991 Employee Stock Option Plan, including the grant of stock options thereunder. Mr. Hanley, who was the only employee of the Company serving on the Board of Directors during fiscal year 1995, did not participate in the determination of his compensation or the grant of stock options to him.

     The Board of Directors reviews the compensation of all executive officers at least once a year. The Company's executive compensation contains the following three elements: base salary, bonus earned under the Company's Variable Pay Plan and periodic stock option grants. In setting base salary compensation for executive officers, the Board reviews publicly available executive compensation surveys of technology oriented manufacturing companies with annual sales comparable to those of the Company. In 1995 these surveys were "1995 Executive Compensation Survey for Electronics, Software and Information Technology Companies" (American Electronics Association), "1995 Officer Compensation Report -- The Executive Compensation Survey for Small to Medium-Sized Businesses" (Aspen Publishers, Inc.) and "Executive Compensation:
The Middle Market Survey," Sixth Edition 1994 (Ernst & Young). Executive compensation information for the companies included in the Standard & Poor's High Tech Index shown in the Performance Graph below as a group is not available to the Company. The Board considers making an adjustment to the base salary of each executive officer based upon the relationship of current compensation to the comparable compensation levels reported in the surveys and a subjective judgment on the officer's performance during the last year. In 1995, the compensation and benefits of the Chief Executive Officer and the other executive officers were at the lower end of the range of comparably sized companies in the surveys. The Board determined not to increase the base salary or benefits of the Chief Executive Officer or any other executive officer in 1995.

     The Variable Pay Plan for executive officers is part of a variable pay plan in effect for all of the Company's employees. Under this plan, executive officers are compensated based on the operating profit results of the Company versus the operating profit goal in the Company's Operating Plan for the fiscal year. Specifically, the Chief Executive Officer's variable pay bonus is determined by multiplying his base salary by the following two factors: first, his participation rate percentage, which was 50% of his base salary for 1995, and second, the pay-out percentage, which is determined by a formula specified in the Plan and in 1995 ranged from 25% if the Company's actual operating profit equaled the operating profit in its Operating Plan for fiscal year 1995 to 100% if the actual operating profit was approximately four times the Operating Plan operating profit. There is no pay-out if the Company does not meet its Operating Plan operating profit. The participation rate times the pay-out percentage times base compensation equals the Variable Pay Plan bonus. For fiscal year 1995, the pay-out percentage was 50%. As a result, Mr. Hanley's variable pay bonus for fiscal year 1995 was 25% of his base salary.

     The Board granted the following stock options to executive officers in fiscal year 1995: 25,000 shares to Mr. Hanley, 10,000 shares to Mr. Skiles and 5,000 shares to Mr. Rokus. In granting these stock options, the Board took into account the level of base salaries of the executive officers compared to the comparable compensation levels in the compensation surveys referred to above and the number of stock options previously granted and currently held by the executive officers. The Company has no specific plan or formula for determining the frequency of grants or number of options granted.

                                            By the Board of Directors,

                                            William T. Burgin
                                            Allen E. Busching
                                            Kenneth W. Draeger
                                            William T. Hanley
                                            Robert D. Happ

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the
Chief Executive Officer of the Company and each of the other executive officers of the Company during the fiscal year ended September 30, 1995:
                                                                                         LONG-TERM
                                                                                        COMPENSATION       ALL OTHER
                                                                 ANNUAL COMPENSATION       AWARDS       COMPENSATION(1)
                                                                 -------------------    ------------    ---------------
                                                                                         SECURITIES
                                                                                         UNDERLYING
                       NAME AND                                  SALARY       BONUS       OPTIONS
                  PRINCIPAL POSITION                     YEAR      ($)         ($)          (#)               ($)
                  ------------------                     ----    -------      ------    ------------    ---------------
William T. Hanley.....................................   1995    183,462(2)   45,000       25,000            15,571
    President and Chief Executive Officer                1994    180,000      29,400         --              15,719
                                                         1993    180,000        --           --              15,529
David W. Skiles.......................................   1995    110,000      22,000       10,000             3,554
    Vice President, Sales and Marketing                  1994    110,000        --           --               1,269
                                                         1993    114,231        --         10,000              --
Josef W. Rokus........................................   1995    101,923(2)   15,000        5,000            11,257
    Vice President, Finance, Chief                       1994    100,000      10,000         --              10,729
    Financial Officer and Secretary                      1993    100,000        --           --              10,279

---------------
(1) All Other Compensation in 1995 includes Company matching funds under the Company's 401(k) Plan and Employee Stock Purchase Plan, vacation and paid absence allowance pay-outs and the Company portion of split dollar life insurance premiums as follows:

                                                            EMPLOYEE
                                                         STOCK PURCHASE     VACATION AND       LIFE
                                        401(K) PLAN           PLAN          PAID ABSENCE     INSURANCE
                NAME OF                CONTRIBUTIONS     CONTRIBUTIONS       ALLOWANCES      PREMIUMS
                OFFICER                     ($)               ($)               ($)            ($)
                -------                -------------     --------------     ------------     --------
    William T. Hanley...............       4,497               --               4,153          6,921
    David W. Skiles.................       1,364               --               2,115           --
    Josef W. Rokus..................       3,027               375              2,308          5,547

(2) The annual rates of compensation of Mr. Hanley and Mr. Rokus were unchanged from 1994 to 1995. The change in compensation shown was due to a change in payroll processing periods from monthly to bi-weekly.

                       OPTION GRANTS IN FISCAL YEAR 1995

     The following table sets forth certain information concerning options granted to executive officers of the Company in fiscal year 1995:


                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL RATES OF STOCK
                                                                                              PRICE APPRECIATION FOR
                                               INDIVIDUAL GRANTS                                  OPTION TERM(2)
                           ---------------------------------------------------------     --------------------------------
                                            % OF TOTAL
                                              OPTIONS
                                            GRANTED TO
                            SECURITIES       EMPLOYEES
                            UNDERLYING          IN         EXERCISE OR
                              OPTIONS       FISCAL YEAR    BASE PRICE     EXPIRATION
          NAME             GRANTED(#)(1)       1995         ($/SHARE)        DATE        0%($)     5%($)(3)     10%($)(3)
          ----             -------------    -----------    -----------    ----------     -----     --------     ---------
William T. Hanley.......       25,000           27.2%          8.25         7/18/02        0        84,000       195,750
David W. Skiles.........       10,000           10.9%          8.25         7/18/02        0        33,600        78,300
Josef W. Rokus..........        5,000            5.4%          8.25         7/18/02        0        16,800        39,150

---------------
(1) All grants were made on July 18, 1995. Options become exercisable as to 25% of the shares annually beginning one year after grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates prescribed by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionee is possible without an increase in price of the Common Stock, which will benefit all shareholders proportionately.

(3) In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $11.61 and $16.08, or 41% and 95% above the base exercise price, respectively.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information as to options exercised by each of the named executive officers in fiscal year 1995 and the value of the remaining options held by each such executive officer at year-end, measured using the last trading price ($7.50) of the Company's Common Stock on September 30, 1995:
                                                                       NO. OF SECURITIES
                                                                     UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED,
                                                                        OPTIONS HELD AT               IN-THE-MONEY OPTIONS
                                         SHARES                         FISCAL YEAR-END                AT FISCAL YEAR-END
                                       ACQUIRED ON     VALUE      ----------------------------    ----------------------------
                                        EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
      NAME                                 (#)          ($)           (#)             (#)             ($)             ($)
      ----                             -----------    --------    -----------    -------------    -----------    -------------
William T. Hanley...................        --           --          45,278          25,000         138,927           *
David W. Skiles.....................        --           --           5,000          15,000           3,750          3,750
Josef W. Rokus......................      7,778        10,695        25,000           5,000          78,125           *

---------------
* The exercise price of the options was greater than the market price of the Common Stock as of September 30, 1995.

                               PENSION PLAN TABLE

     The following table shows the estimated annual benefits payable under the
Company's Pension Plan:
                                                        YEARS OF SERVICE
                                     -------------------------------------------------------
REMUNERATION                           15          20          25          30          35
------------                           --          --          --          --          --
$125,000 ..........................  $27,786     $37,048     $46,310     $52,560     $58,810
 150,000 ..........................   33,786      45,048      56,310      63,810      71,310
 175,000 ..........................   33,786      45,048      56,310      63,810      71,310
 200,000 ..........................   33,786      45,048      56,310      63,810      71,310
 225,000 ..........................   33,786      45,048      56,310      63,810      71,310
 250,000 ..........................   33,786      45,048      56,310      63,810      71,310
 300,000 ..........................   33,786      45,048      56,310      63,810      71,310
 400,000 ..........................   33,786      45,048      56,310      63,810      71,310
 450,000 ..........................   33,786      45,048      56,310      63,810      71,310
 500,000 ..........................   33,786      45,048      56,310      63,810      71,310

     All employees who joined the Company prior to January 1, 1995 and who work at least 1,000 hours per year are eligible for participation in the Company's Pension Plan. Upon retirement at age 65, the Pension Plan will pay an annual pension equal to the sum of (a) 1% of the employee's average total salary during the highest five consecutive years in his last ten years of service multiplied by credited years of service and (b) 6/10 of 1% of such average total compensation in excess of the employee's Social Security-covered compensation multiplied by credited years of service (up to a maximum of 25 years). Only salary is covered by the Pension Plan. Years of service for the persons named in the Summary Compensation Table above are as follows: Mr. Hanley, 13; Mr. Skiles, 3; and Mr. Rokus, 11.

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on the Company's Common Stock on a yearly basis over the five-year period ended September 30, 1995, as compared with that of the Nasdaq Stock Market U.S. Index and the Standard & Poor's High Tech Composite Index.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG GALILEO
        ELECTRO-OPTICS CORPORATION, THE NASDAQ STOCK MARKET U.S. INDEX
             AND THE STANDARD & POOR'S HIGH TECH COMPOSITE INDEX
                                        9/90      9/91      9/92      9/93      9/94      9/95
                                        ----      ----      ----      ----      ----      ----
GALILEO ELECTRO OPTICS CORP    GAEO     100       113       138       100        68       150
NASDAQ STOCK MARKET--US        INAS     100       157       176       231       233       321
S & P HIGH TECH COMPOSITE      IHTC     100       123       125       151       176       277

---------------
* Assumes $100 invested on September 30, 1990 in the Company's Common Stock, the Nasdaq Stock Market U.S. Index and the Standard & Poor's High Tech Composite Index, with all dividends, if any, being reinvested.

                        1996 DIRECTOR STOCK OPTION PLAN

GENERAL

     On November 10, 1995, the Board of Directors adopted, subject to shareholder approval, the 1996 Director Stock Option Plan (the "Plan") as an amendment and restatement of the Company's 1989 Director Stock Option Plan (the "1989 Plan"). If the Plan is approved by shareholders, the Plan will supersede the 1989 Plan, and no additional grants will be made thereunder. The rights of the holders of outstanding options under the 1989 Plan will not be affected. The purpose of the Plan is to attract and retain qualified persons to serve as outside directors of the Company and to link the interests of outside directors with shareholders. Grants of options under the Plan are automatic as described below, but all questions of interpretation are determined by the Board of Directors. All four of the Company's nonemployee directors have participated in the 1989 Plan and will be eligible to participate in the 1996 Plan. For a description of the grants under the 1989 Plan to the Company's current directors, see "Director Compensation -- 1989 Director Stock Option Plan" above.

     The following summary of the amended Plan is qualified by reference to the full text of the Plan attached as Appendix A to this proxy statement.

PROPOSED AMENDMENTS TO THE 1989 PLAN

     Approval of the Plan would amend the 1989 Plan to (a) increase the number of shares of Common Stock available for grants to an aggregate of 200,000 shares and (b) change the grant formula from the one-time grant of options to purchase 5,000 shares of Common Stock upon the director's election to the Board to the grant of options to purchase 2,500 shares to each director on the director's election at each annual meeting. The Board of Directors believes that the increase in the number of options granted to directors is needed to provide a meaningful financial incentive tied to an increase in the market price of the Common Stock.

SHARES SUBJECT TO AWARDS

     As of November 21, 1995, 70,000 shares were available for grants under the 1989 Plan. The proposed Plan would increase the number of shares available for grant to 200,000 shares (subject to adjustment to reflect stock dividends, recapitalizations or other changes affecting the Common Stock). If any outstanding or future option expires or is terminated unexercised, the shares which would have been issuable will again be available for grant under the Plan. The closing price of the Common Stock on the Nasdaq National Market on November 21, 1995 was $10.00.

DESCRIPTION OF OPTIONS

     Under the Plan, each nonemployee director receives options to purchase 2,500 shares of Common Stock on the director's election at each annual meeting of shareholders of the Company. Options become exercisable one year after grant or earlier upon the death or disability of the director and upon a change in control of the Company, as defined in the Plan. No option may be exercised more than one year after the director's termination as a director for any reason. The option exercise price is the fair market value of the Common Stock on the date of grant. The option exercise price may be paid in cash, in shares of Common Stock having a fair market value equal to the exercise price at the time of exercise, or a combination of cash and Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

     No income is realized by the director at the time an option is granted. Upon exercise, (a) ordinary income is realized by the director in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short or long-term capital gain or loss and will not result in any deduction by the Company.

TERM AND AMENDMENT

     The Plan will terminate, and no options may be granted thereunder, ten years after the date the Plan is approved by shareholders. The Board of Directors may amend or terminate the Plan without shareholder approval, subject to restrictions to comply with Rule 16b-3 under the Securities Exchange Act of 1934.

VOTE REQUIRED

     Approval of the Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and accordingly will have the effect of negative votes.

     The Board of Directors recommends a vote FOR this proposal.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hanley, who is the Chief Executive Officer of the Company and a member of the Board of Directors, participated in deliberations of the Board concerning the compensation of executive officers of the Company other than himself.

                        INFORMATION CONCERNING AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as auditors of the Company for the current year. Ernst & Young has served as the Company's auditors since incorporation in 1973. No representatives of Ernst & Young are expected to be present at the Annual Meeting.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In order for a shareholder proposal to be considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting, it must be received by the Company at Galileo Park, P.O. Box 550, Sturbridge, Massachusetts 01566,
Attention: Josef W. Rokus, Secretary, no later than August 13, 1996.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

December 11, 1995

                                                                      APPENDIX A

                       GALILEO ELECTRO-OPTICS CORPORATION

                        1996 DIRECTOR STOCK OPTION PLAN

1.  PURPOSE

     The purpose of this 1996 Director Stock Option Plan (the "Plan") of Galileo Electro-Optics Corporation (the "Company") is to attract and retain qualified persons to serve as outside directors of the Company and to encourage stock ownership in the Company by such directors.

     The Plan is an amendment and restatement of the Company's 1989 Director Stock Option Plan (the "1989 Plan") and supersedes the 1989 Plan, the separate existence of which shall terminate on the effective date of the Plan. Nothing herein shall adversely affect the rights and privileges of holders of outstanding options under the 1989 Plan.

2.  ADMINISTRATION

     Grants of stock options under the Plan shall be automatic as provided in
Section 7. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors of the Company (the "Board"), and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers vested in the Board under this Plan may be exercised by a committee consisting of three or more directors or other persons appointed by the Board.

3.  PARTICIPATION IN THE PLAN

     Directors of the Company who are not employees of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

4.  STOCK SUBJECT TO THE PLAN

     The maximum number of shares which may be optioned under the Plan shall be 200,000 shares of the Company's Common Stock, par value $.01 ("Common Stock"), subject to adjustment as provided in Section 12, including all shares of Common Stock available for issue under the 1989 Plan on the effective date of the Plan.

     If any option granted under the Plan (including any grant under the 1989
Plan) for any reason expires or terminates without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

     The Company shall at all times reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan.

5.  NONSTATUTORY STOCK OPTIONS

     All options granted under the Plan shall be nonstatutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

6.  FORM OF OPTIONS

     Each option granted under the Plan shall be evidenced by a written agreement substantially in the form of Exhibit A hereto or in such other form as the Board shall from time to time determine.

7.  GRANT OF OPTIONS

     Options to purchase 2,500 shares of Common Stock shall be granted to each director on that director's election at each annual meeting of shareholders held while this Plan remains in effect. Options shall be exercisable one year after the date of grant of the options, or earlier as provided in Section 8.

     No option may be exercised more than one year after the date of the optionee's termination as a director for any reason.

8.  ACCELERATION OF OPTIONS

     Notwithstanding any other provision of the Plan, all outstanding options shall become immediately exercisable and remain exercisable until they expire by their terms upon the termination of the optionee's service because of disability or death or in the event of a change in control of the Company. For purposes of the Plan, a change in control of the Company means a change in control of a nature that would be required to be reported in response to item 6(e) of
Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided, that without limitation, such a change in control will be deemed to have occurred if:

          (i) any "person" (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

          (ii) during any period of 24 consecutive months (not including any period prior to the effective date), individuals who at the beginning of such period constitute the Board and any director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (i), (iii) or (iv) of this
     Section 8 whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

          (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or

          (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

9.  EXERCISE PRICE; PAYMENT

     The exercise price of each option granted under the Plan shall be the fair market value of the Common Stock on the date of grant. Fair market value shall be the last sale price for the Common Stock on the business day next preceding the date of grant as reported by the Nasdaq National Market. However, if the Board determines that as a result of circumstances existing on any date, the use of such price is not a reasonable method of determining fair market value on that date, the Board may use such other method as it determines is reasonable.

     Options may be exercised only by written notice to the Company at its head office accompanied by payment of the full purchase price for the shares as to which they are exercised. The purchase price may be paid in cash, in shares of Common Stock which the optionee has then held for at least six months or purchased on the open market, or partly in cash and partly in such Common Stock. The value of shares delivered in payment of the purchase price shall be their fair market value, as determined above, as of the date of exercise. Upon receipt of such notice and payment, the Company shall promptly issue and deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for the number of shares as to which the exercise is made and for any number of shares delivered in payment of the purchase price to the extent that the total value of such shares so delivered (and any cash payment) exceeds the purchase price.

10.  OPTIONS NOT TRANSFERABLE

     To the extent required to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, options granted under the Plan shall not be transferable by the optionee other than by will or the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee or his guardian or legal representative. If then permitted by Rule 16b-3, options shall also be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder.

11.  LIMITATION OF RIGHTS

     Neither the Plan, nor the granting of an option or any other action taken pursuant to the Plan, shall constitute an agreement or understanding that the Company will retain a director for any period of time, or at any particular rate of compensation.

     An optionee shall have no rights as a shareholder with respect to the shares subject to options granted under the Plan until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

12.  CHANGES IN COMMON STOCK

     In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's present Common Stock, appropriate adjustment shall be made in the maximum number (including the aggregate number specified in Section 4) and kind of shares or other securities subject to the Plan, and the number of shares and price per share of stock subject to outstanding options and kind of shares or other securities which are or may become subject to options granted or to be granted hereunder.

13.  EFFECTIVE DATE AND TERM OF THE PLAN

     The Plan shall become effective immediately upon approval by the shareholders of the Company by the affirmative vote of a majority of the shares of stock of the Company present, or represented, and entitled to vote at the 1996 Annual Meeting of Shareholders. The Plan shall terminate ten years after such approval.

14.  AMENDMENT OF THE PLAN

     The Board may amend, suspend or terminate the Plan at any time, provided that to the extent required to qualify the Plan or any other benefit plan of the Company for exemption under Rule 16b-3 (or any successor provision) under the Exchange Act, (i) no amendment may be made to change the designation of participants or the amount, price and timing of options granted hereunder other than as permitted by such rule and (ii) no amendment affecting the amount of Common Stock subject to options granted under the Plan, the exercise price of the options or the timing of grants may be made more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder.

15.  GOVERNING LAW

     The Plan and options granted thereunder shall be governed by Delaware law.

                                     PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       GALILEO ELECTRO-OPTICS CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 19, 1996

    The undersigned hereby appoints William T. Hanley and Josef W. Rokus, or either of them, with power of substitution in each, proxies to vote all shares of Common Stock of the undersigned in Galileo Electro-Optics Corporation at the Annual Meeting of Shareholders to be held January 19, 1996, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

    1. Proposal to elect Directors     / / FOR all nominees listed below     / / WITHHOLD authority to vote for
                                         (except as indicated to the             all nominees listed below
                                           contrary below)

          William T. Burgin    Allen E. Busching    Kenneth W. Draeger
                      William T. Hanley    Robert D. Happ

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:
--------------------------------------------------------------------------------

   2. Proposal to approve the 1996 Director
      Stock Option Plan                    / / FOR    / / AGAINST    / / ABSTAIN

   Shares will be voted as specified by the shareholder. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS NUMBER 1 AND 2. If other matters come before the meeting, the proxies or substitutes may vote upon such matters according to their best judgment.

Please sign exactly as name(s) appears       Date......................., 19....
below. When signing as attorney, executor,
administrator, trustee or guardian, please   Signed.............................
give full title as such. If more than one
name is shown, including the case of joint   Signed.............................
tenants, each party should sign. Thank you.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS